NORWOOD FINANCIAL CORP.
ANNOUNCES CASH DIVIDEND

HONESDALE – MARCH 14, 2011

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.29 per share cash dividend payable May 2, 2011 to shareholders of record as of April 15, 2011.  The $.29 per share represents a 4% increase over the $.28 per share dividend paid in the first quarter of last year.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company’s solid earnings performance despite a very challenging economic environment.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates eleven offices in Northeastern Pennsylvania.  As of December 31, 2010, the Company had total assets of $537.0 million, loans outstanding of $356.9 million, total deposits of $393.9 million and total capital of $67.7 million.

In December 2010, the Company announced the signing of a definitive merger agreement pursuant to which Norwood Financial Corp. will acquire North Penn Bancorp, Inc., the holding company for North Penn Bank, Scranton, Pennsylvania.  The combined company will have approximately $700 million of total assets and will serve customers from 16 offices located throughout Wayne, Pike, Monroe and Lackawanna County.  It is expected that the merger will be completed during the second quarter of

2011 subject to regulatory and North Penn stockholder approval. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements.

The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include risks related to our proposed acquisition of North Penn Bancorp, Inc., changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William S. Lance
Senior Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com